Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On April 1, 2015, Journal Media Group, Inc. (the “Company”) completed the acquisition of JRN Newspapers pursuant to the terms and conditions of a master transaction agreement dated as of July 30, 2014, with Journal Communications, Inc. and The E.W. Scripps Company. The unaudited pro forma condensed combined financial information of Journal Media Group is based upon the historical carve-out financial statements of Scripps Newspapers and JRN Newspapers adjusted to give effect to (1) the Scripps Newspapers and JRN Newspapers spin-off from their respective parent companies, Scripps and Journal, (2) the contribution of cash from Journal to JRN Newspapers prior to the spin-off, and (3) the distribution of the Company common stock to the shareholders of Scripps and Journal.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 was prepared using (1) the audited combined statement of operations of Scripps Newspapers for the year ended December 31, 2014 which was filed in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and (2) the audited combined statement of operations of JRN Newspapers for the year ended December 31, 2014 contained herein as Exhibit 99.2.

The unaudited pro forma condensed combined financial information is based upon the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 gives effect to the Transactions as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on December 31, 2014.

The Transactions were accounted for using the acquisition method of accounting under accounting principles generally accepted in the United States, with Scripps Newspapers treated as the accounting acquirer. Under the acquisition method of accounting, the deemed purchase price has been allocated to the underlying tangible and intangible assets and liabilities acquired based upon their respective fair values with any excess deemed purchase price allocated to goodwill. The adjustments to estimated fair values included herein are based upon a preliminary review of the purchased assets of JRN Newspapers. The final purchase price determination and allocation may be materially different from that reflected in the unaudited pro forma condensed combined financial statements presented herein.

The Company expects to experience changes in its ongoing cost structure as an independent, publicly-traded company. For example, Scripps and Journal historically provided many corporate functions on behalf of Scripps Newspapers and JRN Newspapers, including, but not limited to, finance, legal, insurance, information technology, and human resources. The historical carve-out financial statements include allocations of these expenses from Scripps and Journal of $61.9 million for the year ended December 31, 2014. The Company believes these costs may not be representative of the future costs the Company will incur as an independent public company.

The unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the Transactions. The unaudited pro forma condensed combined financial statements should be read in conjunction with the the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and JRN Newspapers historical financial statements and notes thereto as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012.

Costs related to the transactions of approximately $17 million have been incurred by Scripps and Journal for the year ended December 31 2014. These costs include accounting, legal, consulting and advisory fees. Scripps and Journal have assumed all of these transaction costs incurred prior to the transactions. Therefore, in the historical and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014, no transaction costs incurred by Scripps or Journal were allocated to Scripps Newspapers or JRN Newspapers or otherwise reflected in the pro forma financial results.

It is estimated that the costs that will be incurred during the Company's transition to being a stand-alone public company will not be material. The accompanying unaudited pro forma condensed combined statements of operations do not include these estimated costs as the costs are not expected to have an ongoing impact on operating results; they are projected amounts based on subjective estimates and assumptions, and would not be factually supportable. It is anticipated that substantially all of these costs will be incurred within 18 months of the date of the Transactions. The transition-related costs include, but are not limited to, the following:

•	incremental accounting, tax and other professional costs pertaining to establishing the Company as a stand-alone public company; and

•
costs to separate corporate information systems. Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially and the timing of incurrence could change.

The unaudited pro forma condensed combined financial statements should not be taken as representative of the future consolidated results of operations or financial condition of the Company.

Journal Media Group, Inc.
Pro Forma Condensed Combined Balance Sheet
December 31, 2014
(Unaudited, in thousands)

ASSETS	Scripps Newspapers	JRN Newspapers	Pro Forma Adjustments		Total Pro Forma
Current assets:
Cash and cash equivalents	$—	$526	$10,000	1	$10,526
Accounts and notes receivable, net	36,958	15,295			52,253
Inventory	6,184	1,852			8,036
Deferred income taxes	—	1,980	474	5	2,454
Prepaid expenses and other current assets	1,937	1,102			3,039
TOTAL CURRENT ASSETS	45,079	20,755	10,474		76,308
Property, plant an equipment, net	185,548	69,725	4,326	2	259,599
Goodwill	—	3,078	5,399	2	8,477
Other intangible assets, net	2,001	1,416	8,184	2	11,601
Other assets	2,018	482			2,500
TOTAL ASSETS	$234,646	$95,456	$28,383		$358,485

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$7,085	$4,396			$11,481
Customer deposits and unearned revenue	21,136	12,342	(650)	2	32,828
Accrued employee compensation and benefits	12,404	8,195			20,599
Other current liabilities	7,585	1,481			9,066
Related party note	—	7,171	(7,171)	4	—
TOTAL CURRENT LIABILITIES	48,210	33,585	(7,821)		73,974
Other liabilities (less current portion)	17,189	17,122	(10,509)	3,5	23,802
TOTAL EQUITY	169,247	44,749	46,713		260,709
TOTAL LIABILITIES AND EQUITY	$234,646	$95,456	$28,383		$358,485

See notes to unaudited condensed combined pro forma financial statements

Journal Media Group, Inc.
Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2014
(Unaudited, in thousands, except per share data)

	Scripps Newspapers	JRN Newspapers	Pro Forma Adjustments		Total Pro Forma
Operating revenues:
Advertising and marketing services	$228,037	$77,770	$—		$305,807
Subscription	121,565	48,384	—		169,949
Other	20,730	22,667	—		43,397
Total operating revenues	370,332	148,821	—		519,153
Operating costs and expenses:
Cost of sales (exclusive of items shown below)	204,915	92,156	(1,150)	a	295,921
Selling, general and administrative	165,842	40,986	(428)	a	206,400
Defined benefit pension plan expense	6,773	—	(2,444)	a	4,329
Depreciation	16,500	6,430	(618)	b	22,312
Amortization	390	166	218	c	774
Total operating expenses	394,420	139,738	(4,422)		529,736
Operating (loss) income	(24,088)	9,083	4,422		(10,583)
Miscellaneous, net	(1,469)	(89)	—		(1,558)
(Loss) income from operations before income taxes	(25,557)	8,994	4,422		(12,141)
Provision for income taxes	413	3,395	1,699	d	5,507
Net (loss) income	(25,970)	5,599	2,723		(17,648)
Net loss attributable to noncontrolling interests	(204)	—	—		(204)
Net (loss) income attributable to the shareholders of Journal Media Group	$(25,766)	$5,599	$2,723		$(17,444)

Net loss per share, basic and fully diluted, attributable
to shareholders of Journal Media Group				e	$(0.72)

Weighted-average shares outstanding:
Basic and fully diluted				e	24,205

See notes to unaudited condensed combined pro forma financial statements

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

The accompanying unaudited pro forma condensed combined financial statements present the pro forma condensed combined financial position and results of operations of the Company based upon the historical carve-out financial statements of Scripps Newspapers and JRN Newspapers, after giving effect to the Transactions, including the pro forma adjustments described in these notes, and are intended to reflect the impact of the Transactions on the Company's condensed combined financial statements. Since the Company's inception in July 2014, and until the consummation of the Transactions on April 1, 2015, the Company conducted no business operations or owned or leased any real estate or other property. As such, the Company has no assets or liabilities as of or for any of the periods presented.

The accompanying unaudited pro forma condensed combined financial statements have been prepared using and should be read in conjunction with the the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and JRN Newspapers historical financial statements and notes thereto as of December 31, 2014 and 2013 and for the years ended December 31, 2014, December 29, 2013 and December 30, 2012. The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the Transactions.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 was prepared using (1) the audited combined statement of operations of Scripps Newspapers for the year ended December 31, 2014 which was filed in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and (2) the audited combined statement of operations of JRN Newspapers for the year ended December 31, 2014 contained herein as Exhibit 99.2.

The unaudited pro forma condensed combined balance sheet was prepared using (1) the audited combined balance sheet of Scripps Newspapers as of December 31, 2014 which was filed in the Company's Annual Report on Form 10-K and (2) the audited combined balance sheet of JRN Newspapers as of December 31, 2014 contained herein as Exhibit 99.2. The unaudited pro forma condensed combined financial information is based upon the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 gives effect to the Transactions as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on December 31, 2014.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Scripps Newspapers which is the accounting acquirer of JRN Newspapers.

Scripps Newspapers and JRN Newspapers historical combined financial statements have been “carved-out” from the consolidated financial statements of the respective parent companies and reflect assumptions and allocations made by such companies. Scripps Newspapers and JRN Newspapers historical carve-out financial statements include all revenues, costs, assets and liabilities that are directly attributable to the respective businesses. In addition, certain expenses reflected in Scripps Newspapers and JRN Newspapers carve-out financial statements are an allocation of corporate expenses from the respective parents. Such expenses include, but are not limited to, centralized support functions including finance, legal, information technology, human resources, and insurance as well as stock-based compensation. These expenses have been allocated to Scripps Newspapers and JRN Newspapers on the basis of direct usage when identifiable and allocated based upon on a number of utilization measures including headcount, square footage, and proportionate effort. Where determinations based on utilization are impracticable, other methods and criteria that are believed to be reasonable estimates of costs attributable to the companies, such as revenues.

The actual costs that may have been incurred if Scripps Newspapers and JRN Newspapers had been stand-alone companies would depend on a number of factors, including the chosen organizational structure and strategic decisions made as to information technology and infrastructure requirements. As such, Scripps Newspapers and JRN Newspapers respective combined financial statements do not necessarily reflect what the financial condition and results of operations would have been had Scripps Newspapers and JRN Newspapers operated as stand-alone companies during the periods or at the date presented.

The unaudited pro forma condensed combined financial statements contain only adjustments that are factually supportable and directly attributable and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the transactions.

For purposes of the unaudited pro forma condensed combined financial statements, a blended statutory tax rate of 37.8% has been used. This does not reflect Journal Media Group’s expected effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

2. PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the allocation of the purchase price of identifiable assets acquired and liabilities assumed related to JRN Newspapers, with the excess recorded as goodwill. The purchase price allocation in these unaudited pro forma condensed combined financial statements is based upon an purchase price of $87 million. The purchase price was based on the closing share price of Journal Media Group on the acquisition date times the number of Journal Media Group shares issued to the Scripps and Journal shareholders.

For purposes of these pro forma condensed combined financial statements, the following table summarizes the estimated fair values of the assets acquired and the liabilities assumed for the acquisition of JRN Newspapers (in thousands):

Assets:
Current assets	$31,229
Property, plant and equipment	74,051
Intangible assets	9,600
Goodwill	8,477
Other noncurrent assets	482
Total assets acquired	123,839
Current liabilities	(25,764)
Long-term liabilities	(10,713)
Net purchase price	$87,362

The $10 million allocated to intangible assets was allocated to trade name and trademarks with an estimated amortization period of 25 years.

The goodwill of $8 million consists largely of the portion of annual synergies attributable to the newspaper business and economies of scale expected from the acquisition. The Company treated the transaction as a purchase of assets for income tax purposes, resulting in a step-up in the assets acquired. The goodwill is expected to be deductible for income tax purposes.

Adjustments to the Balance Sheet as of December 31, 2014

1.	Pursuant to the master transaction agreement, Journal contributed $10 million to JRN Newspapers immediately prior to the Journal Newspapers spin-off.

2.
Reflects adjustment to record identifiable tangible, intangible assets and deferred revenue of JRN Newspapers at their preliminary estimated fair value. The allocation of the purchase price is subject to change as the appraisals and working capital adjustments are finalized.

3.
Reflects adjustment to remove the liability associated with the withdrawal from the Graphics Communication International Union Employer Retirement Fund ("GCIU") included in the Scripps Newspapers carve-out financial statements. Pursuant to the master transaction agreement this $4.1 million liability was retained by Scripps. Journal Media Group is responsible for any potential future liability, which is unknown at this time, in the event of a mass-withdrawal liability.

4.
Reflects adjustment to remove the related party note as the related party lending arrangement was terminated and all outstanding balances were contributed to capital upon consummation of the transactions pursuant to the master transaction agreement.

5.
Reflects adjustments to deferred tax assets related to the SERP and deferred revenue liabilities of JRN Newspapers and the removal of the deferred tax liability of the JRN Newspapers, which was assumed by Scripps.

Other

The pro forma number of shares outstanding of Journal Media Group as of December 31, 2014 is 24.2 million shares based on the number of shares outstanding of Scripps and Journal. Upon closing, each parent’s net investment in Journal Media Group was distributed to each Parent’s stockholders through the distribution of all the common stock of Journal Media Group.

•	Scripps shareholders received 0.2500 shares of Journal Media Group common stock for each share of Scripps common stock they held for a total of 14.3 million shares of Journal Media Group.

•	Journal shareholders received 0.1950 shares of Journal Media Group common stock for each share of Journal common stock they held for a total of 9.9 million shares of Journal Media Group.

Adjustments to Statements of Operations for the year ended December 31, 2014

a.
Reflects an adjustment to eliminate the expense related to 1) $0.4 million of expense for the defined benefit pension plans of the Memphis and Knoxville Scripps newspaper operations, 2) the allocation of $2.0 million of Scripps pension expense and 3) the allocation $1.6 million of Journal pension expense, all of which defined benefit plans were retained by Scripps pursuant to the master transaction agreement.

b.
Reflects an adjustment to depreciation expense resulting from the fair value adjustments to JRN Newspapers property, plant and equipment. The depreciation was determined on a straight-line basis with an estimated useful life of 25 years for buildings and 1-10 years for equipment.

c.
Reflects an adjustment to amortization expense resulting from the fair value adjustments to JRN Newspapers intangible assets. The amortization was determined on a straight-line basis with a estimated useful life of 25 years for trade names.

d.
The provision for income taxes reflected in the Scripps Newspapers and JRN Newspapers historical carve-out financial statements was determined as if they had filed separate, stand-alone income tax returns in each relevant jurisdiction. In determining the tax rate to apply to pro forma adjustments, the applicable estimated statutory rate based on the jurisdiction in which the adjustment relates was used.

e.
Pro forma earnings per share and pro forma weighted-average shares outstanding are based on the weighted-average number of shares of Scripps and Journal stock for the year ended December 31, 2014 adjusted for an assumed distribution ratio as follows:

•	Scripps shareholders received 0.2500 shares of Journal Media Group common stock for each share of Scripps common stock they held for a total of 14.3 million shares of Journal Media Group.

•	Journal shareholders received 0.1950 shares of Journal Media Group common stock for each share of Journal common stock they held for a total of 9.9 million shares of Journal Media Group.

Upon closing of the Transactions on April 1, 2015, the Scripps and Journal shareholders received 24.4 million shares of Journal Media Group.